[Ernst & Young Logo]

Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333144909) of Excel Maritime Carriers Ltd. and in the related Prospectus of our reports dated March 31, 2008, with respect to the consolidated financial statements of Excel Maritime Carriers Ltd. and the effectiveness of internal control over financial reporting of Excel Maritime Carriers Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2007, as amended.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
June 5, 2008